EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated April 2, 2012, by and between Cosense, Inc., a Delaware corporation (the “Seller”), Naim Dam (“Naim”), Shamim Dam (“Shamim”), the Dam Family Trust (the “Trust” and, collectively with Naim and Shamim, the “Shareholders”) and Measurement Specialties, Inc., a New Jersey corporation (the “Purchaser”).

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Purchaser will acquire from the Seller substantially all of its assets and business operations and the Seller will sell and assign to the Purchaser such assets; and

WHEREAS, the parties shall provide certain representations, warranties, covenants and indemnities, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s grandparents, any descendants of such Person’s grandparents, such Person’s spouse, the grandparents of such Person’s spouse, and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Business” shall mean, collectively, the business now conducted by Seller, which consists of the research, development, manufacture, distribution, marketing, sale, lease, improvement, repair and service of ultrasonic sensors and systems (systems being the combination of sensors with software or firmware and packaging or cable) for fluid measurement and control applications, and related products and services;

“Constituent of Concern” shall mean any substance, material or waste (regardless of physical form or concentration) that is (a) hazardous toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise harmful to living things or the environment, or (b) is or becomes identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws, including hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB, airborne mysote, mold spores, or similar substance.

“Encumbrance” shall mean any lien, charge, claim, option, forfeiture, right of seizure, community or other marital property interest, condition, equitable interest, pledge, security interest, mortgage, right of way, easement, covenant, encroachment, servitude, right of first option, or right of first refusal.

“Environmental Claim” shall mean any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; Losses; punitive damage, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of potential responsibility for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law; proceeding; consent or administrative order, agreement, or decree; Encumbrance; personal injury or death of any Person; or property damage (including diminution in value damages), whether threatened, sought, brought, or imposed, that is related to or that seeks to recover Losses related to, or seeks to impose liability under Environmental Law, including for: (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife; (b) radioactive materials (including naturally occurring radioactive materials); (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean-up of the indoor or ambient air, surface water, groundwater, soil or protected lands; (d) exposure of Persons or property to any Constituent of Concern and the effects thereof; (e) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Constituent of Concern; (f) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Constituent of Concern; (g) destruction of property caused directly or indirectly by any Constituent of Concern or the release or threatened release of any Constituent of Concern to any property (whether real or personal); (h) the implementation of spill prevention and/or disaster plans relating to any Constituent of Concern; (i) failure to comply with community right-to-know and other disclosure Laws; or (j) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law. The term “Environmental Claim” also includes any Losses incurred in testing related to or resulting from any of the foregoing.

“Environmental Condition” shall mean a condition with respect to the environment or natural resources that has resulted or could result in Losses to the Seller under applicable Environmental Laws.

“Environmental Law” shall mean all applicable Laws, Environmental Permits, and similar items of any Governmental Authority relating to the protection or preservation of the environment, natural resources or human health or safety, including: (a) all requirements pertaining to any obligation or liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; (b) all requirements pertaining to the protection of the health and safety of employees or the other Persons; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder. The term “Environmental Law” includes (i) CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or Losses due to, or threatened as a result of, the presence of, effects of, or exposure to any Constituent of Concern.

“Environmental Permits” shall mean all Permits relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“Food and Drug Regulations” means the Laws that are, have been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of the FDA or pursuant to the U.S. Food, Drug, and Cosmetic Act, as amended, its implementing regulations in Title 21 of the Code of Federal Regulations, and any similar provisions of state law.

“Governmental Authority” means any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Government Contract” means any (i) prime contract, grant agreement, cooperative agreement or other type of contract (including purchase or sale orders) with a Governmental Authority or (ii) subcontract under any such contract.

“Government Contract Bid or Proposal” means a bid or proposal to a Governmental Authority for a Government Contract.

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“Intellectual Property” means and includes all patents (including utility and design patents), designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, trade dress and copyrights, and all registrations and applications for each of the foregoing, both registered and unregistered, foreign and domestic, trade secrets or processes, software products and any related object, source and all other computer programming codes, graphics sources, scripts, user manuals and instructions and all related items, inventions, goodwill, discoveries, technical assistance, technical information, documentation and descriptive materials, internet domain names, formulas and other proprietary know-how, and any other intellectual property or confidential or proprietary information that is either (i) owned by the Seller, (ii) as to which the Seller has rights as a licensee, distributor or sublicensor, (iii) owned by any of the Shareholders and used in connection with the Business, or (iv) as to which any of the Shareholders have rights as a licensee, distributor, or sublicensor and used in connection with the Business.

“Liability” shall mean, with respect to any Person, any indebtedness, obligations or liabilities of such Person of any kind, character, description, type or nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Permit” shall mean a license, certificate, permit, authorization, franchise or right held by Seller.

“Permitted Encumbrances” means all statutory or other liens for current taxes or assessments which are not yet due and payable.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

“Seller Indebtedness” means any amounts payable by the Seller as of the Closing Date (including accrued interest and applicable prepayment fees or penalties) as debtor, borrower, or issuer pursuant to an agreement or instrument involving or evidencing a capital or operating lease or money borrowed by the Seller (but excluding ordinary course trade accounts payable) or other amounts with respect to which an Encumbrance exists against the Seller or the Assets.

“Transaction Documents” shall mean this Agreement and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

ARTICLE 2
sALE AND TRANSFER OF ASSETS

Section 2.1     Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall, at the Closing, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire, free and clear of all Encumbrances other than Permitted Encumbrances, from the Seller for the Purchase Price, all of the Seller’s right, title and interest in and to all of the Seller’s assets, properties, business and goodwill of every kind and description, real, personal and mixed, tangible and intangible, whether or not carried or reflected on the books and records of the Seller, and whether or not carried in the name of Seller or any affiliates of the Seller, but excluding the Excluded Assets as defined in Section 2.2 hereof (collectively, the “Assets”), and the parties agree that the Assets shall include, but shall not be limited to, the following:

(a) All products, supplies, and inventory, including raw materials, finished goods, work in progress and prototype sensors under evaluation by third parties, each of which are set forth on Schedule 2.1(a) (collectively, the “Inventory”);

(b) All machinery, equipment, furniture, fixtures, office supplies, vehicles, computer systems, computer printouts, telephone systems, and all related spare, replacement and maintenance parts, each of which are set forth on Schedule 2.1(b) hereto (collectively, the “Fixed Assets”);

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(c)   All software products, data processing programs, software programs, data bases, and any other proprietary, related object, source, and all other computer programming codes, graphics sources, scripts, user manuals and instructions, and related items owned by the Seller, each of which are set forth on Schedule 2.1(c);

(d)   All technical information, documentation and descriptive materials;

(e)   All patents, trademarks, trade dress, service marks, copyrights, inventions, trade secrets, discoveries, technical assistance, internet domain names, formulas and other proprietary know-how, whether or not patentable, any other Intellectual Property, and all goodwill associated therewith (including, without limitation, the name “Cosense” or any derivation thereof);

(f)   All rights and interests in and to purchase orders, license agreements and maintenance and service agreements, from and with the Seller’s customers, resellers and service providers and other contracts with the Seller’s customers, resellers and service providers, sales orders issued to the Seller’s suppliers, and other contracts with the Seller’s suppliers and, in addition to the foregoing, any other contracts of the Seller which Purchaser expressly elects to assume as set forth on Schedule 2.1(f), provided that in each case, (i) the Seller uses commercially reasonable efforts to obtain any required consent of third parties to such assignment, or (ii) Purchaser in its sole discretion waives such consent (the “Assigned Contracts”), and further provided that Seller and Purchaser shall use commercially reasonable efforts to obtain any such required consents as soon as reasonably possible after the Closing or otherwise obtain for Purchaser the practical benefit of such property or rights;

(g)   All books and records, including all customer lists, sales and promotional materials, warranty records, sales data, product engineering and development records and research and development records except for corporate and financial records, including personnel records, payroll records, minute books and stock records and any records Seller is required by Law to retain in its possession.

(h)   All Permits and applications for Permits issued by any Governmental Authority to the extent the same may be assigned consistent with their terms;

(i)   All rights of Seller relating to deposits, prepaid expenses or claims for refunds, and all rights to invoice customers for work performed or transactions occurring through, but not invoiced as of the Closing Date, and all other rights and privileges, including (without limitation) rights to insurance proceeds arising from any casualty relating to the Assets after the Closing Date; and

(j)   All of the Seller’s other properties, assets, goodwill and rights of every kind, nature and description (whether tangible or intangible, wherever located and whether or not reflected on the books and records of the Seller) that are owned, derived from or used or held for use in connection with the Business.

Notwithstanding the foregoing, the transfer of Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets except the Assumed Liabilities as defined in Section 2.4 hereof, and Seller shall pay, perform and discharge all Liabilities of Seller other than the Assumed Liabilities.

Section 2.2     Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder and are excluded from the Assets and shall remain the property of the Seller after the Closing: (a) Cash of the Seller, and (b) Accounts receivable of the Seller.

Section 2.3     Purchase Price.

(a)   The aggregate consideration (the “Purchase Price”) to be paid to the Seller by the Purchaser for the sale, assignment, conveyance and delivery of the Assets and the assumption of the Assumed Liabilities, in full payment for the foregoing, shall be equal to Eleven Million Five Hundred Twelve Thousand Seven Hundred Thirty One Dollars ($11,512,731), paid as follows:

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(i)	an amount equal to Ten Million Twelve Thousand Seven Hundred Thirty One Dollars ($10,012,731) (the “Closing Cash Payment”) payable in accordance with Section 2.3(b); and

(ii)	an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (as reduced from time to time pursuant to this Agreement, the “Holdback Amount”) payable in accordance with Section 2.5.

(b)   At the Closing, the Purchaser shall pay the Closing Cash Payment as follows:

(i)	first, to satisfy all then outstanding Seller Indebtedness on behalf of the Seller; and

(ii)	after the disbursements required by (i) above, the balance by wire transfer of immediately available funds to the account(s) designated by the Seller in writing at least one (1) Business Day prior to the Closing.

Section 2.4     Assumed Liabilities. The parties hereto agree that the Purchaser, by entering into this Agreement and consummating the transactions contemplated hereby, is not assuming or agreeing to pay, perform or discharge or otherwise become liable for any Liability of Seller (regardless of whether such matter is disclosed on any schedule hereto), other than (i) Liabilities arising from the Assets and originating from and after the Effective Time and (ii) Liabilities for Pre-Closing Product Warranty Claims not in excess of an aggregate of $31,250 (the “Warranty Claim Cap”) (collectively, (i) and (ii) the “Assumed Liabilities”), and Purchaser shall not become liable for any Liabilities relating to or resulting from the operation of the Business prior to the Effective Time. Seller shall pay all stamp, sales, use, employment, property, ad valorem, income, realty transfer, franchise, net worth, intangible, excise, license or other taxes, additions to tax, penalties and interest, whether federal, state, local, foreign or other, in respect of any and all transfers pursuant to the terms of this Agreement. Notwithstanding any other provision of this Agreement, the obligations of the Seller pursuant to this section shall survive the Closing Date and the transactions contemplated by this Agreement. To the extent the Purchaser pays or satisfies any Liability of Seller, the Seller shall reimburse the Purchaser promptly upon request and shall indemnify Purchaser for any costs associated with such payment or satisfaction.

Section 2.5     Holdback; Setoff. At the Closing, the Holdback Amount shall be held back from the Purchase Price as set forth in Section 2.3. The Holdback Amount shall be retained by Purchaser until the twelve (12) month anniversary of the Closing Date (the “Holdback Period”); provided, however, that within five (5) Business Days following the last day of the Holdback Period, the Seller shall be paid, pursuant to the terms of this Agreement, the entire portion of the remaining Holdback Amount, as it may have been reduced for indemnification claims pursuant to Article 8. To the extent it is entitled to any amounts in respect of indemnification claims pursuant to Article 8 or the Purchaser has delivered to the Seller written notice of a claim for indemnity pursuant to such Article prior to such time, the Purchaser may reduce any amounts payable to the Seller pursuant to this Agreement, including the Holdback Amount, or any other amounts payable to the Seller or Naim Dam pursuant to any other Agreement with the Seller or Naim Dam, by the amount of such claim for indemnity. To the extent Purchaser fails to pay when due any portion of the Holdback Amount (other than, for purposes of clarification, any amount in respect of indemnification claims pursuant to Article 8 or with respect to which Purchaser has delivered to Seller written notice of a claim for indemnity pursuant to Article 8), simple interest shall accrue on such wrongfully withheld amount at a rate of nine percent (9%) per annum from the date on which such amount was due. If it is determined in a final, non-appealable order of a court of competent jurisdiction that an indemnification claim by the Purchaser was made in bad faith and with no reasonable possibility of success, simple interest shall accrue on the amount withheld in bad faith at a rate of five percent (5%) per annum from the date on which such amount would have been due but for such bad faith claim.

Section 2.6     Allocation of the Purchase. After the Closing, each of the Parties agrees to cooperate in the preparation of a schedule reflecting the allocation of the Purchase Price to comply with the requirements of Section 1060 of the Code. The Seller and Purchaser hereby covenant and agree to cooperate in the preparation and filing of an IRS Form 8594 with its tax returns consistent with such allocation. The Parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any tax, including the calculation of gain, loss and basis with reference to the allocation made pursuant to this Section 2.6. The Parties shall not take any action or position inconsistent with the obligations set forth in this Agreement.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller and the Shareholders, jointly and severally, after due and careful inquiry of the Seller’s officers, directors, shareholders and employees, represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1     Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has the full power and authority (corporate and otherwise) to carry on its business in the places and in the manner and as it is now being conducted.

Section 3.2     Authority. Seller has the capacity and authority to execute and deliver the Transaction Documents to which it is a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Transaction Documents to be executed, delivered and performed by Seller constitute the valid, legal and binding obligation of Seller, enforceable against it in accordance with their respective terms. Seller has delivered to Purchaser copies of its Certificate of Incorporation and all other corporate governing documents, as amended, certified to be true, correct and complete by an executive officer of Seller, and there have been no changes in such documents since the date of such certificate. All of the Seller’s equity securities are lawfully owned of record and beneficially held by the Shareholders free and clear of any Encumbrances, and none of them are subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, pledge, or understanding, including any contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof.

Section 3.3     Taxes. Seller has paid or, in the case of taxes not yet due and payable, will timely pay all taxes, additions to tax, penalties and interest, if any, required to be paid with respect to the operation of the Business prior to the Effective Time. There is not, and there will not be, any Liability for national, provincial, federal, state, foreign, local or other income, sales, stamp, use, excise, employment, property, franchise, ad valorem, license or other taxes, assessments, fees, charges, additions to tax, penalties or interest arising out of (including any Liability for failure to withhold any such amount), or attributable to, or affecting the Assets or the conduct of the Business through the Closing Date, or attributable to the conduct of the operations of Seller at any time, for which Purchaser will have any liability for payment or otherwise or which will become an Encumbrance (other than a Permitted Encumbrance) or will attach to the Assets or the operations of the Business. Except as set forth in Schedule 3.3 hereto, there does not exist and will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes, assessments, fees, charges or other amounts which may be asserted by any taxing authority against the Purchaser, the Assets or the operations of the Business, and no Encumbrance (other than a Permitted Encumbrance) for taxes, assessments, fees, charges or other amounts has or will attach to any of the Assets or the operations of the Business.

Section 3.4     Ownership of Assets; Encumbrances on Assets. Seller has, and at Closing will have, good and marketable title to all of the Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances, except as specifically disclosed on Schedule 3.4(a). Schedule 3.4(b) contains a true, correct and complete list of all Seller Indebtedness. All of the Assets are in good operating condition and state of repair, subject only to ordinary wear and tear which does not affect materially and adversely the operation of the Business or the Assets in the ordinary course. Except pursuant to this Agreement, the Seller is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets or any of the Business has been granted to anyone other than in the ordinary course of the Business prior to the Effective Time. There does not currently exist any claim or right, and none will arise by virtue of the transactions contemplated by this Agreement, of any third person by virtue of applicable bulk sales or similar laws which may be asserted against the Purchaser or any of the Assets.

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Section 3.5     Compliance with other Instruments. Except as specifically disclosed on Schedule 3.5(a), the execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the corporate governing documents, as amended, of Seller, (ii) violate or constitute an occurrence of default under any provision of, or materially conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (A) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or Encumbrance; (B) any lease, license, agreement or instrument; or (C) any order, judgment, decree or other arrangement, to which Seller is a party or by which it is bound or the Assets or the Business are affected, (iii) result in the creation of any Encumbrance upon any of the Assets (other than a Permitted Encumbrance), or (iv) require the authorization, approval, consent or order of, or filing with, or other action by any Governmental Authority. Schedule 3.5(b) accurately identifies all certifications of Seller or any business partner of Seller claimed by the Seller or otherwise conveyed to any Governmental Authority or other third party, in connection with the Government Contracts or Government Contract Bids or Proposals. Seller has made available to the Purchaser accurate and complete copies of all documents identified in the preceding sentence.

Section 3.6     Litigation. Except as otherwise set forth on Schedule 3.6 hereto, the Seller has received no written notice of any suit, action, proceeding (legal, administrative or otherwise), claim or investigation, informal objection or complaint (“Proceeding”) pending or threatened against, that affects or would reasonably be expected to affect the transactions contemplated herein, the Assets or the Business, and the Seller has no knowledge of any of the foregoing. There exists no basis or grounds for any other such Proceeding. None of the items described in Schedule 3.6, singly or in the aggregate, if pursued and/or resulting in a judgment against Seller, Purchaser or the Assets, would reasonably be expected to have a material adverse effect on the Assets, the Business or the right of the Seller to consummate the transactions contemplated hereby, and each such item with respect to which Seller or any officer or stockholder of Seller is a defendant is, in the good faith opinion of Seller after due inquiry (including consultation with legal counsel), without legal merit.

Section 3.7     Compliance with Law. Seller holds all material Permits from all appropriate national, state, county, municipal or other public authorities necessary for the conduct of the Business and the use of the Assets as operated in the ordinary course of the Business prior to the Effective Date, including, without limitation, the marketing, sale and use of the products of the Seller where and as the Seller knows or has reason to know such products are marketed, sold or used by the Seller or others, each of which are listed on Schedule 3.7. Except as noted on Schedule 3.7, Seller is presently conducting its business, and has at all times conducted its business, so as to comply with all applicable national, state, county, municipal or other public statutes, ordinances, rules, regulations, orders, judgments or decrees of any Governmental Authority (collectively, “Laws”). Seller has not received any written notice of violation of any applicable Law relating to Seller’s operations or properties, whether owned or leased, the Assets or the Business and there does not exist any grounds or basis for any of the foregoing matters. Except as noted on Schedule 3.7 hereto, neither the execution nor delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will result in the termination of any Permit, and all such Permits will remain vested in and inure to the benefit of Purchaser after the consummation of the transactions contemplated by this Agreement.

Section 3.8     Material Contracts. Except as listed or described on Schedule 3.8, as of the date hereof, Seller is not a party to or bound by any written or oral leases, agreements, instruments, or other contracts or legally binding contractual commitments (“Contracts”) that are of a type described below (collectively, the “Material Contracts”):

(a)   any collective bargaining arrangement with any labor union;

(b)   any contract for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000 in the aggregate;

(c)   any contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments in excess of $25,000, and any Government Contract;

(d)   any contract relating to the borrowing of money or the guaranty of another Person’s borrowing of money;

(e)   any contract granting any Person an Encumbrance on all or any part of the Assets (other than a Permitted Encumbrance);

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(f)   any contract relating to (i) the purchase, sale, lease or disposal of any equity interest or other securities of the Seller or (ii) the purchase, sale, lease or disposal of any assets of the Seller other than in the ordinary and usual course of business consistent with past custom and practice (including any contract granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any of the Assets);

(g)   any contract under which the Seller is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property having an original value in excess of $10,000, (ii) a lessor of any property having an original value in excess of $10,000, or (iii) a lessee or lessor of any real property;

(h)   any contract limiting, restricting or prohibiting seller from conducting the Business anywhere in the United States or elsewhere in the world or any contract limiting the freedom of the Seller to engage in any line of business or to compete with any other Person or to solicit any Person for employment;

(i)   any joint venture or partnership contract;

(j)   any employment contract with any employee with annual total compensation in excess of $25,000;

(k)   any management service, consulting, maintenance or any other similar contracts (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than $25,000;

(l)   any license (including inbound and outbound licenses) or other agreements (including, without limitation, royalty agreements and maintenance agreements) relating in whole or in part to any Intellectual Property (excluding, however, licenses of off-the-shelf desktop computer application software having a license fee per user of less than $400);

(m)   any contract (including, without limitation, broker, distributor, vendor, customer or maintenance agreements) or series of such contracts which involve aggregate payments of $25,000 or more and which is not cancelable without penalty within ninety (90) days;

(n)   any contract that provides any customer of the Seller or the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Seller or the Business;

(o)   any warranty agreement with any supplier to the Business with respect to products sold or indemnity agreement with any supplier to the Business under which the Seller is obligated to indemnify such supplier against product warranty or infringement or similar claims;

(p)   any contract with any affiliate, equityholder or employee of the Seller (including any officer, manager, member, partner, director, agent or consultant);

(q)   any contract or other arrangement regarding nondisclosure or confidentiality; and

(r)   any other contract not made in the ordinary course of the Seller’s business.

The Seller has made available to the Purchaser a true and complete copy of each written Material Contract, including all amendments or other modifications thereto, and a true and complete description of the terms of each oral Material Contract. Except as set forth on Schedule 3.8, each Material Contract is a valid and binding obligation of the Seller and, to the Seller’s knowledge, of each other party thereto, is enforceable in accordance with its terms, and is in full force and effect and not subject to any claims, charges, setoffs or defenses with respect to material breaches or defaults. Each Material Contract was made on market terms in arm’s-length negotiations. Except as set forth on Schedule 3.8, the Seller has performed all material obligations required to be performed by it prior to the date hereof under the Material Contracts and is in material compliance therewith, and to the Seller’s knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material breach or default in any Material Contract.

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Section 3.9     Intellectual Property Matters. Schedule 3.9 contains a true, correct and complete list of all United States and non-United States (i) registered trademarks, trade names and service marks, trade dress, trade names and applications for trademark and service mark registrations, and all material state and common law trademarks and service marks, (ii) registered copyrights, applications for copyright registration, and (iii) patents and patent applications, all as owned by the Seller or any Shareholder. Unless otherwise indicated on Schedule 3.9, the Seller owns or has the exclusive right to use, in the normal and ordinary course of its business as currently conducted, all Intellectual Property used in or necessary for the operations of the Business as currently conducted, free and clear of any Encumbrances (other than a Permitted Encumbrance) other than obligations under licenses and other arrangements identified on Schedule 3.9. Unless otherwise indicated on Schedule 3.9, (i) all royalties, license and other fees due and payable by the Seller under such licenses and agreements that are due and payable prior to the effective date of this Agreement have been paid or adequate provision therefor has been made and accrued on the books of the Seller and (ii) no additional royalties, license or other fees shall become due and payable with respect to any Intellectual Property used by the Seller in the operation of its business solely as a result of the consummation of the transactions contemplated hereby. The Intellectual Property owned by or licensed to the Seller does not infringe upon any patent, trademark, trade name, service mark, copyright, trade secret, or any other Intellectual Property owned or claimed by another. The Seller has not received any written notice of any claim of infringement or any other written claim or proceeding relating to any patent, trademark, trade name, service mark, copyright, trade secret, or any other Intellectual Property owned or claimed by another. Except as disclosed in Schedule 3.9, to the Seller’s knowledge, no present or former employee of the Seller, no Shareholder, and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefor, in any trade secret, or in any other Intellectual Property, which the Seller owns, possesses or uses in its operations as now or heretofore conducted. To the Seller’s knowledge there has been no infringement, interference or misappropriation by any third party of any Intellectual Property owned by or licensed to the Seller, and to the Seller’s knowledge no such infringement is anticipated.

Section 3.10 Employee Benefit Plans and Arrangements.

(a)   Schedule 3.10 sets forth a complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other compensation and benefit plans, contracts, programs, funds or arrangements established, maintained, or contributed to by Seller for the benefit of Seller’s employees and independent contractors (all of the foregoing being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Seller has provided to Purchaser true and complete copies of all Employee Plans and written summaries of any unwritten Employee Plans.

(b)   Each Employee Plan has been maintained, operated, and administered in compliance with its terms and all applicable Laws in all material respects. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and Seller has delivered to Purchaser a currently effective IRS determination or opinion letter covering such plan. No Employee Plan is subject to Section 409A of the Code.

(c)   No action or failure to take an action by Seller or any affiliate that is treated as one employer with Seller pursuant to Sections 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”), or any other person, and no facts or circumstances exist, that could directly or indirectly subject Purchaser, any of its affiliates, or any of their assets (including the acquired assets) or employee benefit plans to any Encumbrance, tax, penalty, or any other liability of any nature with respect to any compensation or benefit plans, contracts, programs, funds or arrangements established, maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate. Seller has no Liability relating to any Employee Plan that could become a Liability of Purchaser or any of its Affiliates. Neither the Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d)   No Employee Plan contains any provision which could prohibit the transactions contemplated by this Agreement. No Employee Plan has terms requiring assumption thereof by Buyer or any of its Affiliates. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any Employee Plan, which (either alone or upon the occurrence of any additional or subsequent event) may result in any payment, acceleration, vesting or increase in benefits to any person.

Section 3.11 Approvals and Consents. Except to the extent set forth on Schedule 3.11 (each a “Required Consent”), no filing or registration with, and no consent, approval, authorization, Permit or order of any Governmental Authority or Person is required, including but not limited to, by any applicable Law to permit Seller to execute, deliver or perform the Transaction Documents to be executed by such party at the Closing that have not been previously obtained or waived.

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Section 3.12 Solvency. The Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated herein. As used in this Section, “insolvent” has the meaning ascribed to such term under applicable Laws of the States of New York and Delaware.

Section 3.13 Undisclosed Liabilities. Except to the extent set forth on Schedule 3.13, to the Seller’s knowledge the Seller has no Liability other than those reflected in the financial statements provided by the Seller to Purchaser (and it is not aware of any basis for any present or future Proceeding against Seller giving rise to any Liability), except for (i) Liabilities which have arisen in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort, infringement, or material violation of law, or individually or in the aggregate, have a material adverse effect on the Business or the Assets); or (ii) Liabilities incurred under this Agreement or in connection with the transaction contemplated hereby.

Section 3.14 Environmental. Except as disclosed on Schedule 3.14(a): (a) Constituents of Concern have not been generated, recycled, used, treated, or stored on, transported to or from, or released or disposed on, real property by the Seller or any other Person or on any property adjoining or adjacent to such real property except in a manner which would not result in any liability under any Environmental Laws and in compliance with Environmental Laws; (b) the Seller is in compliance in all respects with all applicable Environmental Laws, holds and is in compliance with all Environmental Permits; all Environmental Permits have been provided to Buyer prior to the date hereof and are listed on Schedule 3.14(b); (c) there are no pending or threatened Environmental Claims against the Seller or any real property occupied or used by the Seller; (d) there are no facts, circumstances, conditions, or occurrences regarding the Seller’s past or present business or operations or any real property owned, occupied, operated or used by the Seller that will or would (i) form the basis of an Environmental Claim against the Seller, its assets, or any real property owned, occupied, operated or used by the Seller or (ii) cause any real property currently owned, occupied, operated or used by the Seller or the Seller’s assets to be subject to any restrictions on its ownership, occupancy, use, or transferability under any Environmental Law; (e) there are no (i) underground storage tanks or sumps (ii) landfills, (iii) surface impoundments, (iv) other units for the treatment, storage or disposal of Constituents of Concern; (v) asbestos or (v) polychlorinated biphenyls at, on, in or under any real property owned, occupied, operated or used by the Seller; (f) neither the Seller nor any real property occupied or used by the Seller is listed or proposed for listing on the National Priorities List under CERCLA or on any similar federal, state, or foreign list of sites requiring investigation or clean-up, nor has the Seller received any notice as a potentially responsible party under the foregoing; (g) there are no Environmental Permits that are nontransferable or require consent, notification, or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and (h) the Seller has no liability or obligation, and has not entered into an agreement or consent order assuming, any liability or obligation, under any Environmental Law (including any obligation to remediate any Environmental Condition whether caused by the Seller or any other Person). The Seller has delivered to the Purchaser true, correct and complete copies of all environmental investigations, studies, audits, tests, reviews, or other analyses by or on behalf of the Seller or that are available to the Seller, each of which is listed on Schedule 3.14(c).

Section 3.15 Suppliers; Customers.

(a)   Schedule 3.15(a) is a complete and correct list of the twenty (20) largest (as measured by the amount paid by Seller) vendors, suppliers, service providers and other similar business relations of the Business (the “Material Vendors”) for the twelve (12) month period ending December 31, 2011 and sets forth opposite the name of each Material Vendor the amount paid to such vendor during such period. Except as set forth in Schedule 3.15(a), in the last twelve (12) months no Material Vendor has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Business. Seller has not received any written notice nor has any knowledge that any Material Vendor intends to cancel or otherwise modify (including, without limitation, price increases or any adverse modification to the availability of parts or materials) its relationship with the Business.

(b)   Schedule 3.15(b) is a complete and correct list of the twenty (20) largest customers and other similar business relations of the Business (the “Material Customers”) for the twelve (12) month period ending December 31, 2011 and sets forth opposite the name of each Material Customer the amount paid to such customer during such period. Except as set forth in Schedule 3.15(b), in the last twelve (12) months, no Material Customer has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Business. Seller has not received any written notice nor has any knowledge that any Material Customer intends to cancel or otherwise modify (including, without limitation, price increases or any adverse modification to the availability of parts or materials) its relationship with the Business.

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(c)   Seller has complied with all Laws relating to the Government Contracts and Government Contract Bids or Proposals. All representations and certifications of Seller set forth in or pertaining to the Government Contracts and Government Contract Bids or Proposals were complete and accurate in all material respects as of their effective date. Schedule 3.15(c) lists all Government Contracts with respect to which Seller claimed or otherwise conveyed to any Governmental Authority or other third party, or received in part as a result of, any certification or status of Seller or any business partner of Seller (including, without limitation, any small business or minority business enterprise, or other disadvantaged business status or certification), the amount of purchases or sales under each such Government Contract, and a description of each such certification or status. No termination notice, cure notice or show-cause notice is in effect with respect to any Government Contract or Government Contract Bid or Proposal. Neither the Seller nor any of its officers, directors, employees or agents is or has during the last three (3) years been the subject of a formal investigation or indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid or Proposal. Neither the Seller nor any of its officers, directors, employees or agents is suspended or debarred from federal contracting or has been the subject of a finding of non-responsibility or ineligibility regarding federal contracting. During the last three (3) years, Seller has not conducted or initiated an internal investigation or made a voluntary disclosure to a Governmental Authority regarding its actions or omissions vis-à-vis the Government Contracts or Government Contract Bids or Proposals. All test and inspection results that the Seller has provided pursuant to any Government Contract were complete and correct as of the date so provided. The Seller has not received any government-furnished property or equipment in connection with any Government Contract.

Section 3.16 Financial Statements.

(a)   Seller has delivered to Purchaser the unaudited balance sheet of Seller (the “Balance Sheet”) as of February 29, 2012 (the “Balance Sheet Date”), together with the related statements of income for the twelve (12) month period ending December 31 2011 and the two month period ending on the Balance Sheet Date, copies of which are attached as Schedule 3.16 (all of the foregoing, the “Financial Statements”). Except as disclosed on Schedule 3.16, the Financial Statements have been prepared in accordance with GAAP and are correct and complete in all material respects and reflect the consistent application of accounting principles throughout the periods involved. The Financial Statements (i) are derived from the books and records (including the general ledgers) of Seller, (ii) accurately reflect such books and records (including the general ledgers) and (iii) fairly present in all material respects the consolidated financial position of Seller at the dates thereof and the results of the operations and cash flows of Seller for the periods indicated.

(b)   The Seller has established and presently maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Seller are being executed and made only in accordance with appropriate policies, procedures and authorizations of management and the board of directors or managers of the Seller and (ii) that transactions related to the business of the Seller are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets.

Section 3.17 Absence of Certain Changes. Except as disclosed on Schedule 3.17, since the Balance Sheet Date, Seller has conducted its business in the ordinary course and has not:

(a)   changed any salaries or other compensation of, or paid any bonuses to, any employee or entered into any employment, severance, or similar agreement with any employee;

(b)   adopted, amended, or increased any benefits under any Employee Plan or policy;

(c)   sold, leased, or otherwise disposed of any material asset or property except in the ordinary course;

(d)   (i) wrote-off as uncollectible any notes or accounts receivable except write-offs in the ordinary course charged to reserves, (ii) wrote-off, wrote-up, or wrote-down any other material asset of Seller, or (iii) altered the customary time periods for collection of accounts receivable or payments of accounts payable;

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(e)   paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course;

(f)   entered into any compromise or settlement of, or taken any other action with respect to, any Proceeding;

(g)   terminated or closed any material facility, line of business, or operation;

(h)   caused or suffered any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the Business or the Assets;

(i)   accelerated the generation of accounts receivable, including by accelerating shipments of product relative to ordinary course;

(j)   delayed the generation of accounts payable, include by delaying the receipt of inventory and raw materials relative to ordinary course;

(k)   suffered any material adverse change in its business, operations, or financial condition or become aware of any event which may result in any such adverse change; or

(l)   committed, agreed to, or contracted to do any of the foregoing.

Section 3.18 Insurance Coverage. Schedule 3.18 sets forth a list of all insurance policies and fidelity bonds covering the Assets, the Business, and the employees of Seller (collectively, the “Policies”). Schedule 3.11 also sets forth a list and description of all claims made by Seller under the Policies (or any other insurance policies which were in effect) within the past three (3) years. With respect to each Policy, Seller has delivered to Purchaser a true and complete copy of each such Policy (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Policy. There have been no gaps in Seller’s insurance coverage. Seller has complied in all material respects with the terms and conditions of all Policies. The Policies have been and are of the type and in amounts adequate to insure fully against the risks to which Seller and its properties and assets are normally exposed in the operation of its business.

Section 3.19 Properties; Sufficiency of Assets. Seller does not own and has not owned any real property or improvements (“Real Property”). Seller is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all such leased Real Property and to the public street systems for all usual street, road and utility purposes. The Assets owned or leased by Seller (including real, personal, tangible, and intangible property) constitute all of the assets held for use or used in connection with the Business and are sufficient to conduct the business of Seller as presently conducted. Seller has good and marketable title to all of the Assets free and clear of all Encumbrances except as specifically disclosed on Schedule 3.19. All machinery and equipment owned or leased by Seller are in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to affect adversely the operation of the Business as presently conducted.

Section 3.20 Interests in Counterparties and Others. Except as disclosed on Schedule 3.20, no stockholder, officer or director of Seller or any of their respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of Seller, including any counterparty to any Material Contract. Seller has not transferred any of its respective assets or properties to, or bought any assets or properties from, any stockholder, officer or director of Seller or any of their respective Affiliates, except for compensation, dividends, usual and customary benefits, perquisites, and reimbursements of business expenses in the ordinary course.

Section 3.21 Relationships; Employees.

(a)   The relationships of Seller with its lessors, suppliers, customers, vendors, and employees are, in the good faith opinion of Seller, good commercial working relationships. There has not been, and Seller has no reason to believe there will be, any change in relations with lessors, suppliers or vendors of Seller, as a result of the transactions contemplated by this Agreement.

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(b)   Schedule 3.21(b) lists all employees of Seller (the “Business Employees”) and each Business Employee’s annual salary and bonus.

(c)   Except for the employment agreements specifically set forth on Schedule 3.21(c), no shareholder, officer, employee or director of Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights Contract that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Business or (ii) the ability of the Business to conduct its businesses consistent with past practice.

(d)   Except as disclosed on Schedule 3.21(d), (i) there is no labor strike, dispute, slowdown, or stoppage pending or threatened against or involving Seller, (ii) Seller is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by Seller, and (iii) no claim in respect of the employment of any employee of Seller has been asserted and is currently pending or threatened, against Seller.

(e)   All employees, agents, and contractors of Seller are legally authorized to work in the United States. Seller has properly completed all reporting and verification requirements pursuant to Laws relating to immigration control for all of its employees, agents and contractors including the Form I-9.

Section 3.22 Export Compliance. Neither the Seller nor any of its current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Seller: (A) have engaged in any activity or transaction prohibited by or in violation of any U.S. Export Control or Import Law; (B) have been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, draft charging letter, or other document alleging a violation, or possible violation, of any U.S. Export Control or Import Law from any U.S. Trade Control Agency; (C) have been (x) the subject of an indictment for a violation or violations of any U.S. Export Control or Import Law; (y) convicted of violating any U.S. Export Control or Import Law or (z) barred or suspended, even temporarily, from doing business with any agency of the U.S. Government as a result of a violation of any U.S. Export Control or Import Law; (D) (x) are an Embargoed Person; (y) are owned or controlled by, or is acting on behalf of, an Embargoed Person or (z) have engaged in activities, dealings or transactions with or involving an Embargoed Person; (E) have entered into a settlement, plea agreement, or deferred prosecution agreement with any U.S. Trade Control Agency for alleged violations of any U.S. Export Control or Import Law; or (F) have been officially reprimanded or terminated in whole or in part due to his or her violation of the Seller’s policies and procedures related to U.S. Export Control or Import Laws. There is no pending or, to the knowledge of the Seller, threatened U.S. Trade Control Agency proceeding, investigation, audit or enforcement action against the Seller or any of its current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Seller. The Seller does not have any pending or anticipated disclosures to any U.S. Trade Control Agency for potential violations of any U.S. Export Control or Import Law. All voluntary self disclosures that have been submitted to a U.S. Trade Control Agency involving potential violations of U.S. Export Control or Import Laws have been disclosed to the Purchaser. The Seller has not reported any potential violations to a U.S. Trade Control Agency. For purposes of this Agreement, (i) “U.S. Export Control Laws” means the Export Administration Regulations (15 C.F.R. Parts 730-744); U.S. Foreign Trade Regulations (15 C.F.R. Part 30); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the U.S. Treasury Department, Office of Foreign Assets Control regulations (30 C.F.R. Parts 500-599; and the Antiboycott laws (15 C.F.R. Part 760 and Section 999 of the U.S. Internal Revenue Code)), (ii) “U.S. Import Laws” means Laws administered by Customs under Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations and the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (“BATFE”) regulations (27 C.F.R. Part 447) and (iii) “U.S. Trade Control Agencies” includes, but is not limited to, BATFE, BIS, DDTC, DOJ, Internal Revenue Service, OFAC, Office of Antiboycott Compliance, U.S. Census Bureau, Foreign Trade Division, and U.S. Immigration and Customs Enforcement.

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Section 3.23 Medical Devices. Without limiting the generality of Section 3.7:

(a)   Seller has operated the Business in accordance with Food and Drug Regulations or similar Laws in any foreign jurisdiction and is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Laws. Seller has not manufactured nor has it distributed any product that is (A) an adulterated medical device within the meaning of 21 U.S.C. § 351 (or similar Laws), (B) a misbranded medical device within the meaning of 21 U.S.C. § 352 (or similar Laws) or (C) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or similar Laws). No importation of Seller’s has been the subject of detention or refusal of admission by the FDA or U.S. Customs and Border Protection, or similar foreign entities.

(b)   As to each product or product candidate subject to the Food and Drug Regulations or similar Laws in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Seller (each such product or product candidate, a “Medical Device”), each such Medical Device is listed in Schedule 3.23(b), and is being or has been developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the Food and Drug Regulations or similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security. Seller has not received any notice or other communication from the FDA or any other Governmental Authority: (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Medical Device; or (B) otherwise alleging any violation applicable to any Medical Device by Seller of any Law. No Medical Device is under consideration for or has been recalled, withdrawn, suspended or discontinued at the request of the FDA or similar regulatory body in the United States or outside the United States (whether voluntarily or otherwise). No Proceedings of which Seller has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against Seller or, to the Seller’s knowledge, any licensee of any Medical Device, nor have any such Proceedings been pending at any prior time. As to each Medical Device of Seller for which an investigational or marketing authorization (e.g., a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application) is required, Seller has obtained such authorization and is in compliance in all material respects with ongoing requirements under such authorization and by Law.

(c)   Neither Seller nor any officer, employee, agent or distributor of Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Seller nor any of its employees nor any of Seller’s subcontractors has been, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (e) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List. Neither Seller nor any officer, employee or agent of Seller, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

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(d)   Seller has not received any notice or other communication that the FDA or any other Governmental Authority has: (A) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device; (B) commenced, or threatened to initiate, any action to enjoin production of any Medical Device; or (C) commenced, or threatened to initiate, any action to enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged. Seller has not received a warning letter or Section 305 notice from the FDA or any similar notice from any similar Governmental Authority. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Proceeding against Seller or the Business relating to or arising under: (A) the Food and Drug Regulations or similar Laws; or (B) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state laws pertaining to the Medicare and Medicaid programs, United States federal and state laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state laws pertaining to contracting with the government and similar Laws.

(e)   Schedule 3.23(e) provides a complete list of manufacturers or marketers of finished medical devices within the meaning of Food and Drug Regulations to whom Seller has supplied components (Seller Components) for incorporation into a finished medical device (such manufacturers or marketers “Finished Device Manufacturers”). Seller has taken any actions or omitted any actions in connection with the Business that would cause a Finished Device Manufacturer’s product to be adulterated or misbranded. To the knowledge of Seller, all Finished Device Manufacturers are in substantial compliance with Food and Drug Regulations and no Finished Device Manufacturer has recalled, or been subject to any regulatory enforcement action with respect to, finished medical device that incorporates Seller Components.

Section 3.24 Inventories. All items included in the Inventory consists of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements of the Seller as of the Closing Date. The Seller is not in possession of any inventory not owned by the the Seller, including goods already sold. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Seller. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP

Section 3.25 Finders’ Fees. Except as disclosed on Schedule 3.25, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller, any Shareholder, or any of their respective affiliates, who might be entitled to any fee or commission paid by the Seller or any Shareholder in connection with the transactions contemplated by this Agreement. All amounts disclosed on Schedule 3.25 shall be paid by the Seller.

Section 3.26 Warranties. Except as set forth on Schedule 3.26, there is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (i) services rendered or products sold by the Seller during periods through and including the Closing Date, or (ii) the operation of the Business during the period through and including the Closing Date (collectively, “Pre-Closing Product Warranty Claims”). All services rendered and products sold by the Seller in connection with the Business have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller does not have any liability (and there exists no basis for any present or future Proceeding giving rise to any liability) for Losses in connection therewith, except as set forth on Schedule 3.26. No services provided or products sold by the Seller in connection with the Business are subject to any guaranty, warranty, or other indemnity beyond the Seller’s standard terms and conditions of sale set forth on Schedule 3.26.

Section 3.27 Absence of Certain Business Practices. Except as disclosed on Schedule 3.27, neither the Seller nor any officer, director, employee, independent contractor, or any Person acting on behalf of the Seller has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom the Seller has done business directly or indirectly, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Seller (or assist the Seller’s in connection with any actual or proposed transaction). Neither the Seller nor any officer, director, employee, independent contractor or any Person acting on behalf of the Seller has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Seller’s funds or been reimbursed from the Seller’s funds for any such payment, or is aware that any other Person associated with or acting on behalf of the Seller has engaged in any such activities.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller as follows:

Section 4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of New Jersey and has the full power and authority (corporate and otherwise) to carry on its business in the places and in the manner and as it is now being conducted.

Section 4.2 Authority. Purchaser has the capacity and authority to execute and deliver the Transaction Documents to which it is a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Transaction Documents to be executed, delivered and performed by Purchaser constitute the valid, legal and binding obligation of Purchaser enforceable against it in accordance with their respective terms.

Section 4.3 Compliance with other Instruments. The execution and delivery of the other Transaction Documents by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, (i) violate any provision of the corporate governing documents, as amended, of Purchaser, (ii) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (A) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or Encumbrance; (B) any lease, license, agreement or instrument; or (C) any order, judgment, decree or other arrangement, to which Purchaser is a party or by which either such party is bound, or (iii) require the authorization, approval, consent or order of, or filing with, or other action by any Governmental Authority.

Section 4.4 Litigation. There is no Proceeding pending or threatened against or affecting Purchaser that would materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.5 Approvals and Consents. No filing or registration with, and no consent, approval, authorization, Permit or order of any Governmental Authority or Person is required, including but not limited to, by any applicable Law to permit Purchaser to execute, deliver or perform the Transaction Documents to be executed by such party at the Closing.

ARTICLE 5
COVENANTS OF SELLER

Section 5.1 Consents and Approvals.

(a)   Seller shall use commercially reasonable efforts to make all filings required to be made by it to consummate the contemplated transactions. Seller shall use commercially reasonable efforts to obtain the waiver, consent and approval (including, but not limited to, all consents identified in Section 3.11) of all Persons whose waiver, consent or approval is (a) required in order to consummate the transactions contemplated by the Transaction Documents, or (b) required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which Seller is a party or subject on the Closing Date (including, without limitation, the consent of any customer, licensor or supplier of Seller, if required), and which (i) requires the waiver, consent or approval of any Person to such transaction or (ii) without such waiver, consent or approval, such transaction could reasonably be expected to constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller hereunder so that Purchaser would not in fact receive all such rights, Seller and Purchaser will cooperate in a mutually agreeable arrangement pursuant to which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub contracting, sub licensing or sub leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Purchaser when received all monies received by Seller under any Asset or any claim or right or any benefit arising thereunder, and Seller and Purchaser shall continue to cooperate and use all commercially reasonable efforts to obtain such consent and to provide Purchaser with all such rights.

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(b)   Without limiting the generality of this Section 5.1(a), to the extent Seller obtains an ownership right in any Intellectual Property after the Closing Date (including, but not limited to, ownership rights in US Patent Nos. 7,661,293 and 7,661,294, pursuant to Section 4.6 of the Manufacture and Supply Agreement with Fresenius USA, Inc., dated March 12, 2009), Seller hereby agrees to take all actions necessary and appropriate to immediately execute written assignments evidencing the same, and immediately deliver such written assignments to Buyer.  Seller also agrees to immediately thereafter execute written assignments transferring ownership of such Intellectual Property to Buyer in accordance with this Agreement

Section 5.2 Employees. Within two (2) business days after the Closing, the Seller shall have terminated the employment of each of the Business Employees effective as of 11:59 p.m. on the day immediately before the Closing Date, in the case of Hired Employees, and as of such termination date in the case of Business Employees who are not Hired Employees. The Seller shall retain, pay, satisfy and discharge all liabilities to the Business Employees including (without limitation), prior to such termination, paying to each of the Business Employees all benefits, including severance, vacation and paid time off, to which such Business Employees are entitled pursuant to their employment by, or termination from, Seller; provided, however, that the Purchaser shall reimburse the Seller the regular base wage in effect prior to the Closing of Business Employees who are not Hired Employees for the period from the Closing Date to the date on which the employment of such Business Employee is terminated by the Seller, which shall not in any event be later than two (2) business days after the Closing Date. Purchaser may in its sole discretion, but is not obligated to, make offers of employment to the Business Employees (such employees who accept the terms and conditions of such offer and who are employed by Purchaser are hereinafter referred to as “Hired Employees”). Purchaser shall at its discretion establish the initial terms and conditions of employment for all Hired Employees.

Section 5.3 Efforts. Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (without limitation) terminating any existing employment agreement and change of control agreement (or fully perform thereunder) between the Seller or any affiliate of the Seller and each other applicable employee. For a period of one (1) year after the Closing, as and when requested by the Purchaser, the Seller will, and will cause Naim Dam to (and the Seller shall be responsible for Naim Dam’s failure to, subject to any travel, work hours, vacation, and similar limitations set forth in the Employment Agreement) use their best efforts to assist the Purchaser with its assumption of the Business, including (without limitation) by assisting the Purchaser with (a) the transition to the Purchaser of customers, vendors and other business relations and continuing retention of such customers, vendors and business relations, (b) the transfer of production of the Business’s products to other facilities of the Purchaser and (c) the development of new related products, sales initiatives and customer support.

Section 5.4 Taxes. Seller shall bear the charges and/or expenses levied by any Governmental Authority in respect of the transfer of the Assets pursuant to this Agreement.

Section 5.5 Payments Related to Accounts Payable. Seller shall fully satisfy all accounts payable of the Seller promptly after the Closing and within all time periods previously agreed with such counterparties (without extension thereof).

Section 5.6 Payments Relating to Accounts Receivable. In the event that Seller receives any payments in respect of any amounts billed by Purchaser following the Closing, Seller shall forward such payments to Purchaser immediately. In the event the Purchaser receives any payments in respect of any amounts billed by Seller prior to Closing, Purchaser shall forward such payments to the Seller immediately. The Seller and the Purchaser shall use commercially reasonable efforts to assist each other in the collection of their receivables and all payments received from customers with outstanding receivables due to both the Seller and the Purchaser shall be deemed to apply to outstanding invoices in order of date, (i.e., payments with respect to outstanding invoices of the Seller for sales made prior to Closing shall be paid prior to invoices of the Purchaser for sales subsequent to Closing).

Section 5.7 Distribution of Proceeds. With respect to all proceeds received by Seller as a result of the transactions contemplated hereby, including (without limitation) the Closing Cash Payment and Holdback Amount, the Seller shall properly and lawfully distribute such proceeds to its stockholders in accordance in all respects with its articles of incorporation, bylaws, other governing documents and applicable law.

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Section 5.8 Use of Color Copier. The lease agreement between the Seller and De Lage Landen Financial Services, Inc. dated as of August 31, 2010 (the “Copier Lease”) shall not be assigned to the Purchaser hereunder, and the Purchaser shall have no liability under the Copier Lease. The Seller shall continue to satisfy all obligations of the Lessee (as defined in the Copier Lease) under the Copier Lease. Notwithstanding the foregoing, for a period beginning on the Closing Date and ending on the date the Purchaser no longer occupies the Hauppauge, New York premises of the Seller pursuant to the Lease Agreement (the “Copier Period”), the Seller shall make available to the Purchaser the color copier and related products and services described in the Copier Lease at a total cost to the Purchaser of $284.12 per month payable by the Purchaser to the Seller within thirty (30) days after receipt by the Purchaser of an invoice from the Seller in respect of each completed month during the Copier Period. During the Copier Period, the Seller shall take all actions necessary to obtain the benefits of the Copier Lease and make such benefits available to the Purchaser, and the Seller shall enforce for the benefit of Purchaser any and all rights of the Seller against the Lessor (as defined in the Copier Lease) or other third parties.

Section 5.9 Closing Date Balance Sheet. Within fifteen (15) Business Days after the Closing, the Seller shall deliver to the Purchaser the balance sheet of the Seller as of the Closing Date, in form and substance reasonably agreed upon by the Purchaser.

Section 5.10 Post-Closing Employee Benefits. Following the Closing and through April 30, 2012, the Seller will provide to the persons who are employees of the Seller immediately prior to the Closing Date the employee medical, dental, vision and life and other insurance plan benefits in the manner and on the terms provided by Seller to such employees prior to the Closing Date, at no cost to the Purchaser or such employees.

ARTICLE 6
cOVENANTS OF Purchaser

Section 6.1 Required Approvals. Purchaser shall make, or cause to be made, all filings required to be made by it to consummate the contemplated transactions. Purchaser shall cooperate with Seller with respect to all filings Seller shall be required to make.

Section 6.2 Efforts. Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 7
CLOSING

Section 7.1 Time and Place of Closing. The consummation of the transaction provided for in this Agreement (the “Closing”) shall be held at any place as agreed in writing by the parties hereto, commencing immediately following execution of this Agreement by all parties hereto (the date on which the Closing takes place, the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

Section 7.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:

(a)   Seller’s Performance. At the Closing, Seller shall deliver to Purchaser the following:

(i)	this Asset Purchase Agreement executed by Seller;

(ii)	a bill of sale in the form set forth as Exhibit A (the “Bill of Sale”) for all of the Assets that are tangible personal property duly executed by Seller, and such other good and sufficient instruments of conveyance, transfer and assignment (in form and substance reasonably acceptable to Purchaser) as shall be necessary to transfer the Assets to the Purchaser;

(iii)	an assignment and assumption of the Assumed Liabilities in the form set forth as Exhibit B, duly executed by Seller (the “Assignment and Assumption Agreement”);

(iv)	an assignment of the Intellectual Property in the form set forth as Exhibit C (the “IP Assignment”) executed by Seller;

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(v)	a certificate of an officer of the Seller (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of the Seller, (b) certifying and attaching all requisite resolutions or actions of the Seller’s board of directors and shareholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated herein and (c) certifying to the incumbency and signatures of the officers of Seller executing the Transaction Documents;

(vi)	physical possession of the Assets where located;

(vii)	restrictive covenants agreements between (a) the Purchaser, on the one hand, and (b) the Seller and Naim Dam, on the other hand, substantially in the form set forth as Exhibit D (the “Restrictive Covenants Agreements”);

(viii)	an employment agreement between the Purchaser and Naim Dam, substantially in the form set forth as Exhibit E (the “Employment Agreement”);

(ix)	unanimous written consent of the Board of Directors and stockholders of the Seller approving the transactions set forth in this Agreement, ratifying the current members of the Board of Directors, and delegating to Naim Dam authority to negotiate and execute on behalf of Seller each Transaction Document;

(x)	a certificate of good standing for the Seller from the Secretaries of State of the States of Delaware and New York, as of a date within five (5) days prior to the Closing Date;

(xi)	(a) each consent, authorization, approval, exemption, filing, registration or qualification, if any, listed on Schedule 3.11 and (b) with respect to all Seller Indebtedness, payoff letters and evidence of arrangements for the holders of such Seller Indebtedness to provide upon payment thereof releases of Encumbrances, receipts, termination statements, cancelled notes and all other documents necessary to evidence the payment of such Seller Indebtedness and release of the Encumbrances upon the Seller and its Assets;

(xii)	an amended and restated lease agreement executed by the Seller’s landlord substantially in the form set forth as Exhibit F (the “Lease Agreement”)

(xiii)	an opinion of DePinto Nornes & Associates, LLP, legal counsel to the Seller, dated the Closing Date, substantially in the form set forth as Exhibit G; and

(xiv)	such other evidence of the performance of all covenants and satisfaction of all conditions required of Seller by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

(b)   Performance by Purchaser. At the Closing, Purchaser shall execute and shall deliver to Seller the following:

(i)	this Asset Purchase Agreement executed by Purchaser;

(ii)	cash, by wire transfer, payable in accordance with Section 2.3(b) for an amount equal to the Closing Cash Payment;

(iii)	the Assignment and Assumption Agreement, Employment Agreement, Restrictive Covenants Agreements, the IP Assignment and the Lease Agreement, each executed by Purchaser; and

(iv)	such other evidence of the performance all covenants and satisfaction of all conditions required of Purchaser by this Agreement, at or prior to the Closing, as Seller or its counsel may reasonably require.

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ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

Section 8.1     Survival of Representations and Warranties. The representations and warranties made or undertaken by Seller in this Agreement or the Transaction Documents or in any document, instrument or agreement executed and delivered pursuant hereto shall survive the Closing hereunder until the date which is two (2) years after the Closing; provided, however, that (a) the representations and warranties set forth in Sections 3.1 (Organization and Standing), 3.2 (Authority), 3.4 (Ownership of Assets), 3.5 (Compliance with Other Instruments) and 3.25 (Finders Fees) of this Agreement shall survive the Closing indefinitely and (b) the representations and warranties set forth in Sections 3.3 (Taxes), 3.10 (Employee Benefit Plans), 3.14 (Environmental), 3.22 (Export Compliance) and 3.23 (Medical Devices) (collectively with all of the representations and warranties identified in (a) and (b) of this Section 8.1, the “Fundamental Reps”) shall survive the Closing until sixty (60) days past the expiration of the statute of limitations applicable to matters covered thereby (after giving effect to any waiver or extension thereof granted by the applicable Party or the pendency of any litigation or dispute resolution process); and further provided, however, any representation or warranty in respect of which indemnity may be sought shall survive the time at which it would otherwise terminate if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time. Subject to the foregoing, all covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely in accordance with their terms. Any examination, inspection or audit of the Assets, financial condition or other matters of Seller or the Business conducted by Purchaser or on its behalf on or prior to Closing, and any knowledge acquired by Purchaser, shall in no way limit, affect or impair the ability of Purchaser to rely upon the representations, warranties, covenants and obligations of Seller set forth herein except as expressly provided herein.

Section 8.2     Indemnification of Purchaser. Subject to the limitations set out in Section 8.5 hereof, Seller and Shareholders, jointly and severally, agree to defend, indemnify and hold Purchaser, its affiliates, and the respective officers, directors, employees, agents and representatives (each a “Purchaser Indemnitee”) harmless from and against any and all claims, demands, suits, losses (including diminution in value), liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Losses”), caused by, resulting from or arising out of:

(a)   any breach of any representations, warranties or covenants made by Seller in or pursuant to this Agreement or any Transaction Document, or the failure of such representations and warranties to be true and correct;

(b)   any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(c)   any Liability which is not an Assumed Liability, including, without limitation, any Pre-Closing Product Warranty Claim to the extent the aggregate of Pre-Closing Product Warranty Claims (calculated, in the case of repairs or replacements, as the hours required to manufacture or repair the product multiplied by the direct hourly rate of the employee(s) who worked on it, plus any material required) exceeds the Product Warranty Claim Cap;

(d)   the assertion by any taxing authority against the Assets or the Business of any liability for taxes, assessments, fees, charges, additions to tax, interest or penalties, federal, state, local, foreign or other relating to a period or event prior to and through the Effective Time, or the imposition of any Encumbrance (other than a Permitted Encumbrance) arising therefrom against the Assets or the Business or which attach thereto; and

(e)   any past, present or future claim with respect to, and any obligation or Liability or loss relating to: (i) any activity or transaction by the Seller that is or was, or is or was alleged to be, prohibited by or in violation of any U.S. Export Control or Import Law, including the failure to register or renew any registration required by the International Traffic in Arms Regulations and (ii) the matters identified on Schedule 3.6 or required by Section 3.6 to be identified thereon, and all current or future matters reasonably related thereto or an extension thereof.

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Section 8.3     Indemnification of Seller. Purchaser agrees to defend, indemnify and hold Seller harmless from and against all Losses suffered or incurred by Seller arising out of:

(a)   any breach of any representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or any of Transaction Documents, or the failure of such representations and warranties to be true and correct;

(b)   any Liability which is an Assumed Liability; and

(c)   any Liability arising out of the ownership or operation of the Assets after the Effective Time (other than in connection with a matter with respect to which the Purchaser is entitled to indemnification from the Seller pursuant to Section 8.2).

Section 8.4     Mechanism for Indemnification.

(a)   The party seeking indemnification hereunder (“Indemnified Party”) shall give written notice to the indemnifying party (“Indemnifying Party”) of its indemnification claims hereunder, specifying the amount and factual basis of the claim; provided that the failure to so notify the Indemnifying Party shall relieve such party from liability hereunder with respect to such claim only if, and only to the extent that, such failure directly results in a Loss by Indemnifying Party or the forfeiture by the Indemnifying Party of the rights and defenses otherwise available to the Indemnifying Party with respect to such claim. In the event the Indemnifying Party does not notify the Indemnified Party within twenty (20) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount, if any, equal to such claim as determined hereunder.

(b)   If any such claim is made hereunder by the Indemnified Party and such claim arises from the claims of a third party against the Indemnified Party, the Indemnified Party shall give such written notice to the Indemnifying Party promptly after receiving notice of the assertion of such claim. The Indemnifying Party shall have the right to assume the defense and contest any such claim represented by counsel of its choice, and compromise or settle such claim with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and which consent shall not be required in the event (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and affiliates from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term that in any manner materially and adversely affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates. The Indemnified Party shall cooperate fully with the Indemnifying Party in the defense of such claim, including making available to the Indemnifying Party and its counsel such documents, information, or other materials as they may from time to time reasonably request. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8.4 for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim, other than reasonable costs of investigation and the Indemnified Party shall be entitled to indemnity hereunder only if, and to the extent that, such defense is unsuccessful, as determined by a final judgment of a court of competent jurisdiction or is settled with the consent of the Indemnified Party as provided herein. If the Indemnifying Party does not elect to undertake the defense thereof by written notice within twenty (20) days after receipt of the original notice from the Indemnified Party, the Indemnified Party will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s expense, the defense, compromise or settlement of such claim, and shall have the right to choose its own counsel; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and provided further, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Proceeding. In any Proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. In the event a party fails to meet its indemnification obligations hereunder, the other party shall have the option to recover damages from such party.

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Section 8.5     Limitation on Liability of Seller. The aggregate liability of the Seller under Section 8.2(a) (other than with respect to a breach of a Fundamental Rep or matters arising in respect of fraud or any knowing misrepresentation) shall be limited to $2,000,000. The aggregate liability of the Seller under Section 8.2(a) with respect to a breach of a Fundamental Rep shall be limited to the Purchase Price.

Section 8.6     Non-Exclusive Remedy. Nothing contained herein shall be construed or interpreted as limiting or impairing the rights and remedies that the parties hereto may have, including, without limitation, those at equity for injunctive relief, specific performance and rescission with respect to the covenants referred to in this Agreement. Purchaser understands and acknowledges that in connection with the transactions contemplated herein, the Seller intends to cease its operations but does not intend to dissolve and may in the future engage in other businesses not in competition with Purchaser. Nothing in this Agreement is intended to prevent the Seller from taking such actions after the Effective Time.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Seller:	Cosense, Inc.
155 Ricefield Lane
Hauppauge, New York 11788-2007
Attention: Naim Dam

with a copy to (which shall not constitute notice):	DePinto Nornes & Associates, LLP
445 Broad Hollow Road, Suite 200
Melville, NY 11747
Attention: David J. DePinto, Esq.

If to Purchaser:	Measurement Specialties, Inc.
1000 Lucas Way
Hampton, VA 23666
Attention: Frank Guidone, CEO

with a copy to (which shall not constitute notice):	DLA Piper LLP (US)
One Atlantic Center, Suite 2800
1201 West Peachtree Street
Atlanta, GA 30309-3450
Attention: Joseph B. Alexander, Jr., Esq.

(a)   If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

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(b)   Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.1.

Section 9.2     Further Assurances and Post-Closing Events. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement, it being understood that Seller intends to wind-up operations promptly after the Closing Date and dissolve shortly thereafter, and nothing in this Agreement is intended to prevent the Seller from taking such actions after the Closing Date. Notwithstanding anything to the contrary contained herein or in any Transaction Document, Seller agrees that any wind-up of operations, dissolution, liquidation or similar transaction shall be conducted in accordance with all Laws applicable to Seller in such transaction, and that thereafter any payment due to the Seller from the Purchaser hereunder may be paid by the Purchaser to the Seller, its duly appointed liquidating agent or otherwise as required to comply with all Laws.

Section 9.3     Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 9.4     Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

Section 9.5     Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. Each party intends that this Agreement shall not benefit or create any right or cause of action in any Person other than the parties hereto.

Section 9.6     Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 9.7     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Section 9.8     Governing Law; Venue; Disputes. This Agreement (and any and all disputes, controversies, and other Losses, whether in tort, contract or otherwise, among the parties arising out of, or in connection with, the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the state of New York without giving effect to any choice or conflict of law provision or rule.

Section 9.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.10     Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

Section 9.11     Schedules Incorporated. All disclosure schedules attached hereto are incorporated herein by reference, and all blanks in such disclosure schedules, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

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Section 9.12     Access to Records After Closing. For a period of three (3) years after the Closing Date, Seller shall provide reasonable access to Purchaser and its representatives to all of the books and records of Seller with regard to the Business and the Assets which such parties may retain after the Closing Date. If Seller desires to dispose of any such books or records prior to the expiration of such three (3) year period, Seller shall prior to such disposition, give Purchaser a reasonable opportunity to segregate and remove such books and records as Purchaser may select.

Section 9.13     Assignment. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned, provided that the Purchaser may assign its rights under this Agreement to any affiliate or any purchaser of all or substantially all of the assets or capital stock of Purchaser or any of its affiliates.

Section 9.14     Confidentiality; Public Announcements. Each party hereto agrees that each will maintain the confidentiality of the terms and provisions of this Agreement. No party hereto shall, without the prior written approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement unless such party determines in good faith, based on the advice of legal counsel, that such disclosure is required by law, in which case that party will consult with the other party prior to making such disclosure. Notwithstanding this Section 9.14, each party hereto may disclose this Agreement and each other Transaction Document to its representatives, advisors and stockholders who need to know such information, provided such persons agree to maintain the confidentiality of such documents and such disclosing party remains liable for any breach of this Section 9.14 by such persons.

Section 9.15     Interpretive Matters.

(a)   Unless the context requires otherwise, (a) the terms “including” and “includes” mean “including or includes without limitation,” (b) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement, (c) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time, (d) the information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement, and (e) each of the Schedules and the disclosures therein will apply and consist of disclosures only to the corresponding section or subsection of this Agreement.

(b)   The Parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached, shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

(c)   No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

(d)   All references to the “knowledge of the Seller” or to words of similar import will be deemed to be references to the actual knowledge of any director, officer, shareholder or employee of the Seller and such knowledge that would reasonably be expected to be known by such persons in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry, including (without limitation) of the other personnel and records of the Seller.

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Section 9.16     WAIVER OR JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

PURCHASER:

MEASUREMENT SPECIALTIES, INC.

By:
Name:
Title:

SELLER:

COSENSE, INC.

By:
Name:	Naim Dam
Title:	President and Chief Executive Officer

SHAREHOLDERS:

NAIM DAM

SHAMIM DAM

DAM FAMILY TRUST

By:
Name:
Title: